Exhibit 99.1

CSI COMPRESSCO LP ANNOUNCES

THIRD QUARTER 2020 RESULTS

THE WOODLANDS, Texas (November 2, 2020) / PRNewswire / - CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) today announced third quarter 2020 results.

Net loss for the third quarter ended September 30, 2020 was $12.6 million, inclusive of $0.8 million of non-recurring charges. This compares to a net loss of $24.6 million, in the second quarter of 2020, which included $15.8 million of non-recurring charges.  Revenues for the quarter ended September 30, 2020 were $79 million, a decrease of 18% from the second quarter of 2020 driven by lower equipment sales following the closure of our fabrication operations. Adjusted EBITDA in the third quarter was $27.8 million (35.1% of revenue) compared to $27.0 million (28.1% of revenue) in the second quarter of 2020. Adjusted EBITDA in the third quarter included the benefit of $5.0 million from the sale of used equipment.

Third Quarter 2020

Brady Murphy, President of CSI Compressco commented, “Despite the industry macro environment with another 36% sequential decline in drilling rigs in the U.S., our business continues to perform very well. Excluding New Equipment Sales, which we are exiting, revenue decreased 1% to $72.3 million in the third quarter of 2020. Adjusted EBITDA improved by $722,000 and Adjusted EBITDA margins improved by 700 basis points. Contributing to our improved Adjusted EBITDA margins was the sale of some lower horsepower used unit sales as we continue to rationalize the fleet and upgrade to larger horsepower, and from continued efforts on cost reductions and streamlining our operations”.

“As part of our exit of the New Equipment Sales business, our Midland, Texas fabrication facility and real estate was sold in early July for $17 million in gross cash proceeds. We also completed or expect to complete during the third and fourth quarters of this year the sale of used compressors in three separate transactions for a total of $13 million. We expect these sales of non-strategic and under-utilized assets may generate, in aggregate, incremental liquidity totaling approximately $30 million, $21 million of which was generated in the third quarter.”

“As a key part of our strategy going forward, I am very pleased to announce the introduction of our new HelixTM digitally enhanced compression telemetry system. The Helix digitally enhanced compression system communicates at significantly higher fidelity rates, streaming data 1,440 times faster than our current telemetry solution. Our new telemetry system will leapfrog existing compression industry systems and allow the use of big data to improve performance, reliability and predictive maintenance. As part of our Helix digitally enhanced compression development, we are pleased to be the only oilfield services company to partner with Houston’s Rice University D2K program, a partnership specifically designed to analyze big data and develop machine learning models that enhance our current predictive maintenance programs. Currently we have completed  25% of the hardware upgrade roll outs and expect to be fully deployed by the end of 2021.”

Compression Services revenue declined 5% sequentially while gross margins decreased 200 basis points to 52.9% in third quarter due to the full impact from pricing discounts and lower utilization. Utilization decreased from 82.1% at the end of June 2020 to 80.3% at the end of September 2020. We believe our strategy to invest in higher horsepower equipment will allow us to maintain utilization rates above the low point of the last downturn, which was 75.2% in the third quarter of 2016. Equipment on standby improved significantly from a peak of 226,000 horsepower in May of this year (approximately 20% of our fleet), to 78,000 horsepower at the end of September 2020 (approximately 8% of our fleet) as our customers started bringing production and units back online. We believe that production enhancement strategies on existing wells are becoming a greater priority for producers as the natural gas pricing outlook improves and producers focus on maximizing return on assets and free cash flow amidst the back drop of capital discipline. Compression is a low operating cost solution which allows producers to increase liquids and gas production when integrated with their artificial lift strategies. With regards to pricing, being a strategic compression service provider to our top three customers allowed us to stabilize pricing discounts to high single digits.

Aftermarket Services revenue declined 12% sequentially while gross margins improved 20 basis points to 14.8%.  Aftermarket Services is expected to gain momentum in 2021 as deferred maintenance from 2020 is caught up. We are pleased to announce that we have secured Master Service Agreement with one large midstream provider for the provision of parts and services, representing immediate revenue generating opportunities that expand into 2021 and beyond. Equipment sales revenue decreased from $24.3 million in the second quarter to $11.9 million in the third quarter as we monetized some of the last new equipment orders out of backlog, as we exit the fabrication business. Our final shipments will be in the fourth quarter of this year. We sold $5.0 million of used equipment in the third quarter as we continue to monetize smaller under-utilized units.

Cash flow from operations was a net use of cash of $4.5 million in the third quarter, compared to positive cash generated of $4.8 million in the second quarter. Distributable cash flow in the third quarter was $10.5 million, up 25% from the second quarter of 2020, resulting in a distribution coverage ratio of 21.9x.

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, Adjusted EBITDA Margin, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Unaudited results of operations for the quarter ended September 30, 2020 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Q3-2020 v Q2-2020	Q3-2020 v Q3-2019
	(In Thousands, except percentage changes)
Net loss	$(12,607)	$(24,578)	$(3,613)	49%	(249)%
Adjusted EBITDA	$27,769	$27,047	$33,996	3%	(18)%
Distributable cash flow	$10,512	$8,405	$15,803	25%	(33)%
Net cash provided by (used in) operating activities	$(4,451)	$4,823	$27,119	(192)%	(116)%
Free cash flow	$14,099	$3,698	$6,252	281%	126%

As of September 30, 2020, service compressor fleet horsepower was 1,172,307 and fleet horsepower in service was 941,747(we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.

Balance Sheet

Cash on hand at the end of the third quarter was $16.7 million.  No amounts were drawn nor outstanding on the Partnership’s asset-based loan at the end of the third quarter. Our debt maturity schedule reflects $81 million of unsecured bonds due in August, 2022, $400 million of first lien secured bonds due in 2025 and $156 million of second lien secured bonds due in 2026.  Net leverage ratio at the end of the quarter was 5.4X.

During the third quarter, we consumed $11.8 million of cash in working capital as some of our international customers delayed payments due to the COVID-19 pandemic while we paid our domestic suppliers to maintain strong relationships and discounts.

Capital Expenditures - 2020 Expectations

We expect capital expenditures for 2020 to be between $31 million and $34 million. The forecast includes between $6 million and $7 million for new fleet additions.  Maintenance capital expenditures are expected to be between $20 million and $21 million.  Investments in the Helix digitally enhanced compression system and other technologies are expected to be between $5 million and $6 million

Third Quarter 2020 Cash Distribution on Common Units

On October 19, 2020, CSI Compressco announced that the board of directors of its general partner declared a cash distribution attributable to the third quarter of 2020 of $0.01 per outstanding common unit, which will be paid on November 13, 2020, to common unitholders of record as of the close of business on November 1, 2020. The distribution coverage ratio for the third quarter of 2020 was 21.9x.

Conference Call

CSI Compressco will host a conference call to discuss third quarter results today, November 2, 2020, at 9:30 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10148820, for one week following the conference call and the archived webcast will be available through CSI Compressco’s website for thirty days following the conference call.

CSI Compressco Overview

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 4,900 compressor packages providing approximately 1.17 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in certain Latin American markets. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

Forward-Looking Statements

This news release contains “forward-looking statements” and information based on our beliefs and those of our general partner, CSI Compressco GP Inc. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: “anticipates,” “assumes,” “believes,” “budgets,” “could,” “estimates,” “expectations,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “plans,” “predicts,” “projects,” “schedules,” “seeks,” “should,” “targets,” “will,” and “would.”  These forward-looking statements include statements, other than statements of historical fact, including anticipated reductions in demand from our customers, future  capital expenditures, reductions in SG&A and direct operating costs, the planned sale of idle compressors, resumed production of previously shut-in wells, commodity prices and demand for CSI Compressco’s equipment and services and other statements regarding CSI Compressco’s beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical.  Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating condition that are outside of our control, including the trading price of our common units; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on  the demand for oil and gas , operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, remote work arrangements, and supply chain disruptions, other global or national health concerns; the current significant surplus in the supply of oil and the ability of OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; our ability to replace our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us; our existing debt levels and our ability to obtain additional financing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; our operational performance; the credit and risk profile of TETRA Technologies, Inc.; ability of our general partner to retain key personnel; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission (“SEC”), which are available free of charge on the SEC website at www.sec.gov.  The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements.  If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material.  All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, Adjusted EBITDA margin, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership’s management to:

•	assess the Partnership’s ability to generate available cash sufficient to make distributions to the Partnership’s unitholders and general partner;
•	evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	measure operating performance and return on capital as compared to those of our competitors; and
•	determine the Partnership’s ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, fair value adjustments of our Preferred Units that were issued in late 2016 and redeemed for cash on August 8, 2019, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, Preferred Units redemption premium, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership’s management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner.  The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership’s financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner’s incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for Net Leverage Calculation (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve month period. Management primarily uses this metric to assess the Partnership’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, gross margin, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership’s partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Nine Months Ended
	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$53,419	$56,336	$65,037	$175,520	$192,973
Aftermarket services	13,862	15,737	20,426	47,569	52,196
Equipment sales	11,877	24,340	28,284	42,761	107,870
Total revenues	$79,158	$96,413	$113,747	$265,850	$353,039
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	$25,133	$25,395	$30,395	$82,136	$93,536
Cost of aftermarket services	11,815	13,433	17,163	41,493	43,841
Cost of equipment sales	12,465	24,415	26,518	43,580	98,149
Total cost of revenues	$49,413	$63,243	$74,076	$167,209	$235,526
Depreciation and amortization	19,947	20,117	18,459	59,972	56,045
Impairments of long-lived assets	—	8,977	849	14,348	3,160
Insurance recoveries	—	(517)	(325)	(517)	(325)
Selling, general, and administrative expense	9,150	10,172	11,336	29,578	32,975
Interest expense, net	13,886	13,580	13,533	40,635	39,877
Series A Preferred fair value adjustment	—	—	—	—	1,470
Other (income) expense, net	(1,326)	4,403	(205)	3,517	21
Loss before income tax provision	$(11,912)	$(23,562)	$(3,976)	$(48,892)	$(15,710)
Provision (benefit) for income taxes	695	1,016	(363)	1,923	3,306
Net loss	$(12,607)	$(24,578)	$(3,613)	$(50,815)	$(19,016)
Net loss per diluted common unit	$(0.25)	$(0.51)	$(0.08)	$(1.05)	$(0.40)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three and six month periods ended September 30, 2020, June 30, 2020 and September 30, 2019:

Results of Operations (unaudited)
	Three Months Ended						Nine Months Ended
	Sep 30, 2020		Jun 30, 2020		Sep 30, 2019		Sep 30, 2020		Sep 30, 2019
	(In Thousands, except Ratios)
Net loss	$(12,607)		$(24,578)		$(3,613)		$(50,815)		$(19,016)
Interest expense, net	13,886		13,580		13,533		40,635		39,877
Provision (benefit) for income taxes	695		1,016		(363)		1,923		3,306
Depreciation and amortization	19,947		20,117		18,459		59,972		56,045
Impairments of fixed assets and inventory	—		8,977		849		14,348		3,313
Bad debt expense attributable to bankruptcy of customer	—		—		1,768		—		1,768
Non-cash cost of compressors sold	4,804		631		2,803		7,244		3,841
Equity compensation	232		488		(211)		1,044		744
Series A Preferred redemption premium	—		—		399		—		1,468
Series A Preferred fair value adjustments	—		—		—		—		1,470
Bond exchange expenses	22		4,755		—		4,777		—
Severance	484		1,084		118		1,840		118
Other	306		977		254		1,610		630
Adjusted EBITDA	$27,769		$27,047		$33,996		$82,578		$93,564

Less:
Current income tax expense	516		615		34		1,335		2,757
Maintenance capital expenditures	4,354		3,951		5,729		14,795		16,358
Interest expense	13,886		13,580		13,533		40,635		39,877
Severance and other	790		2,061		372		3,450		748
Plus:
Non-cash items included in interest expense	2,289		1,565		1,475		5,010		4,004
Distributable cash flow	$10,512		$8,405		$15,803		$27,373		$37,828

Cash distribution attributable to period	$480		$480		$477		$1,438		$1,431
Distribution coverage ratio	21.9	x	17.5	x	33.1	x	19	x	26.4	x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

The following table reconciles net cash provided by operating activities to free cash flow for the three and six month periods ended September 30, 2020, June 30, 2020 and September 30, 2019:

Results of Operations (unaudited)
	Three Months Ended			Nine Months Ended
	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
	(In Thousands)
Net cash provided by operating activities	$(4,451)	$4,823	$27,119	$13,729	$67,461
Capital expenditures, net of sales proceeds	1,550	(1,125)	(20,867)	(6,058)	(60,453)
Midland proceeds	$17,000	$—	$—	$17,000	$—
Free cash flow	$14,099	$3,698	$6,252	$24,671	$7,008

 Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended			Nine Months Ended
	Sep 30, 2020	Jun 30, 2020	Sep 30, 2019	Sep 30, 2020	Sep 30, 2019
Consolidated	(In Thousands, except Margin %)
Revenue	$79,158	$96,413	$113,747	$265,850	$353,039
Income (loss) before tax	$(11,912)	$(23,562)	$(3,976)	$(48,892)	$(15,710)
Adjusted income (loss) before tax	(15.0)%	(24.4)%	(3.5)%	(18.4)%	(4.4)%
Adjusted EBITDA (Schedule B)	$27,769	$27,047	$33,996	$82,578	$93,564
Adjusted EBITDA Margin	35.1%	28.1%	29.9%	31.1%	26.5%

Schedule E – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)

(in thousands, except ratios)

Twelve Months Ended
Sep 30, 2020

Net loss	$(52,772)
Interest expense, net	54,133
Provision for income taxes	1,970
Depreciation and amortization	80,590
Impairments and other charges	14,348
Bad debt expense attributable to bankruptcy of customer	—
Non-cash cost of compressors sold	9,426
Equity Compensation	1,364
Series A Preferred redemption premium	—
Financing Fees	4,777
Severance	1,840
Other	1,610
Adjusted EBITDA	$117,286
EBITDA adjustments to comply with Credit Agreement	(1,109)
Adjusted EBITDA for Net Leverage Calculation	$116,177

Debt Schedule	Sep 30, 2020
7.25% Senior Notes	80,722
7.50% First Lien Notes	400,000
10.00%/10.75% Second Lien Notes	155,529
Asset Based Loan	—
Letters of Credit	2,500
Cash on Hand	(16,699)
Net Debt	$622,052

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	5.4x

Schedule F – Balance Sheet

	September 30, 2020	December 31, 2019
(in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,699	$2,370
Trade accounts receivable, net of allowances for doubtful accounts of $1,228 as of September 30, 2020 and $3,350 as of December 31, 2019	56,521	64,724
Inventories	33,981	56,037
Prepaid expenses and other current assets	6,303	4,162
Total current assets	113,504	127,293
Property, plant, and equipment:
Land and building	13,259	35,125
Compressors and equipment	978,422	976,469
Vehicles	7,904	9,205
Construction in progress	8,817	26,985
Total property, plant, and equipment	1,008,402	1,047,784
Less accumulated depreciation	(435,902)	(405,417)
Net property, plant, and equipment	572,500	642,367
Other assets:
Deferred tax asset	24	24
Intangible assets, net of accumulated amortization of $29,971 as of September 30, 2020 and $27,751 as of December 31, 2019	25,797	28,017
Operating lease right-of-use assets	34,680	21,006
Other assets	4,300	3,539
Total other assets	64,801	52,586
Total assets	$750,805	$822,246
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$19,404	$47,837
Unearned income	6,463	9,505
Accrued liabilities and other	41,600	42,581
Amounts payable to affiliates	9,428	7,704
Total current liabilities	76,895	107,627
Other liabilities:
Long-term debt, net	636,943	638,238
Deferred tax liabilities	1,620	1,211
Long-term affiliate payable	11,858	12,324
Operating lease liabilities	25,896	13,822
Other long-term liabilities	17	33
Total other liabilities	676,334	665,628
Commitments and contingencies
Partners’ capital:
General partner interest	(555)	180
Common units (47,344,351 units issued and outstanding at September 30, 2020 and 47,078,529 units issued and outstanding at December 31, 2019)	12,776	63,384
Accumulated other comprehensive income (loss)	(14,645)	(14,573)
Total partners’ capital	(2,424)	48,991
Total liabilities and partners’ capital	$750,805	$822,246

For further information:

Elijio Serrano

CFO, CSI Compressco LP

The Woodlands, Texas

Phone: (281) 367-1983

www.compressco.com